CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated October 27, 2017 relating to the financial statements and financial highlights of Performance Trust Mutual Funds, comprising Performance Trust Strategic Bond Fund and Performance Trust Municipal Bond Fund, each a series of Trust for Professional Managers, for the year ended August 31, 2017, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional  Information.

Cohen & Company, Ltd. Cleveland, Ohio December 19, 2017